Exhibit 99.1

Fox Factory Holding Corp. Reports Fourth Quarter and Fiscal 2023 Financial Results
DULUTH, Georgia, February 22, 2024 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the fourth quarter and fiscal year ended December 29, 2023.

Fourth Quarter Fiscal 2023 Highlights
•Achieved quarterly net sales of $332 million while managing challenging macro and industry headwinds
•Completed Marucci acquisition; revenue contribution of $17 million
•Delivered net income of $4 million, earnings per diluted share of $0.10, and adjusted net income of $20 million, adjusted earnings per diluted shares of $0.48
•Attained adjusted EBITDA margin of 11.7% due to UAW strike impact, Bike Original Equipment Manufacturers (“OEM”) destocking, and higher interest rates impacting dealers
•Paid down $15 million on outstanding debt

Full Year 2023 Highlights
•Returned $25 million to shareholders through our $300 million share repurchase plan
•PVG sales grew 21% on strong OEM demand and production efficiencies
•Completed acquisition of Custom Wheel House and Marucci, demonstrating continued vertical integration and diversification strategy
•Secured a Term A Loan for $400 million to fund Marucci acquisition
•Successfully launched more products for the second consecutive year and continued to build our pipeline of new high-performance products

“We delivered $332 million in revenue in the fourth quarter of 2023, which included approximately $17 million in revenue from Marucci. The fourth quarter saw both tailwinds and headwinds exhibited by a strong aftermarket on one side and ongoing OEM challenges on the other. The three main factors driving these headwinds included: the ongoing inventory recalibration in SSG as it relates to Bike, the impact of the UAW strike on PVG and AAG, and higher interest rates causing general softness with OEM customer demand.” commented Mike Dennison, FOX’s Chief Executive Officer. “The fourth quarter saw growth in our aftermarket product lines as customers were also upgrading their existing vehicles. Our significant product roadmap and growing share of OEM business continues to expand giving us confidence in our strategy, product leadership and long-term growth plans. We remain focused on investments in product development and remain committed to winning from the top down versus selling out from the bottom up,” said Dennison.

Net sales for the fourth quarter of fiscal 2023 were $332.5 million, a decrease of 18.6%, as compared to net sales of $408.6 million in the fourth quarter of fiscal 2022. This decrease reflects a $66.1 million or 41.4% decrease in Specialty Sports Group (“SSG”) net sales and a $14.2 million or 10.7% decrease in Powered Vehicles Group (“PVG”), partially offset by a $4.1 million or 3.5% increase in Aftermarket Applications Group (“AAG”) net sales. The decrease in SSG net sales from $159.5 million to $93.4 million is primarily related to channel inventory recalibration and to a lesser extent lower end consumer demand, partially offset by the inclusion of $16.8 million net sales from Marucci that was acquired in November 2023. The decrease in PVG net sales from $132.6 million to $118.3 million is primarily due to the impact of the United Auto Workers (“UAW”) strike, slower than expected ramp-up in OEM production, and the effects of macroeconomic environment. The increase in AAG net sales from $116.6 million to $120.8 million is primarily due to the inclusion of $19.5 million revenue from Custom Wheel House, which was acquired in March 2023, partially offset by a decrease in upfitting sales due to a change in product mix as a result of the UAW strike and higher interest rates impacting floor plan financing resulting in dealers taking a more conservative approach to inventory.
Gross margin was 27.7% for the fourth quarter of fiscal 2023, a 430 basis point decrease from gross margin of 32.0% in the fourth quarter of fiscal 2022. The decrease in gross margin was primarily driven by a shift in our product line mix and costs associated with keeping our skilled workforce as production slowed due to the UAW strike, offset by increased efficiencies at our North American facilities. Adjusted gross margin, which excludes the effects of amortization of acquired inventory valuation markup, organizational restructuring expenses, and strategic transformation costs, decreased 300 basis points to 29.0% from the same prior fiscal year period.
Total operating expenses were $81.0 million, or 24.4% of net sales, for the fourth quarter of fiscal 2023, compared to $74.2 million, or 18.1% of net sales in the fourth quarter of fiscal 2022. Operating expenses increased by $6.8 million primarily due to the inclusion of Custom Wheel House and Marucci operating expenses of $4.3 million and $6.1 million, respectively, and amortization of acquired intangibles, partially offset by cost controls. Adjusted operating expenses were $68.5 million, or 20.6% of net sales in the fourth quarter of fiscal 2023, compared to $66.1 million, or 16.2% of net sales, in the fourth quarter of the prior fiscal year.
The Company’s effective tax benefit was $3.1 million in the fourth quarter of fiscal 2023, compared to an effective tax expanse of $0.2 million in the fourth quarter of fiscal 2022. The decrease in the Company’s income tax expense was primarily due to a decrease in pre-tax income.
Net income and net income margin in the fourth quarter of fiscal 2023 were $4.1 million and 1.2%, respectively, compared to $53.0 million and 13.0%, respectively, in the fourth quarter of the prior fiscal year. Earnings per diluted share for the fourth quarter of fiscal 2023 was $0.10, compared to earnings per diluted share of $1.25 for the fourth quarter of fiscal 2022. Adjusted net income in the fourth quarter of fiscal 2023 was $20.3 million, or $0.48 of adjusted earnings per diluted share, compared to adjusted net income of $60.8 million, or $1.43 of adjusted earnings per diluted share, in the same period of the prior fiscal year.
Adjusted EBITDA in the fourth quarter of fiscal 2023 was $38.8 million, compared to $76.8 million in the fourth quarter of fiscal 2022. Adjusted EBITDA margin in the fourth quarter of fiscal 2023 was 11.7%, compared to 18.8% in the fourth quarter of fiscal 2022.

Fiscal 2023 Results
Net sales for the year ended December 29, 2023 were $1,464.2 million, a decrease of 8.6% compared to fiscal 2022. Net sales of SSG decreased $291.8 million or 42.8% and net sales of PVG and AAG increased $91.5 million or 21.2% and $62.0 million or 12.7%, respectively, for fiscal 2023 compared to the prior year fiscal period. The decrease in SSG net sales from $681.0 million to $389.2 million is primarily related to channel inventory recalibration and to a lesser extent lower end consumer demand, partially offset by the inclusion of $16.8 million net sales from Marucci. The increase in PVG net sales from $432.4 million to $523.9 million is primarily due to strong demand in the OEM channel, partially offset by the impact of the UAW strike and the effects of macroeconomic environment. The increase in AAG net sales from $489.1 million to $551.1 million is primarily due to the inclusion of $65.6 million revenue from Custom Wheel House, partially offset by a decrease in upfitting sales due to a shift in product mix and higher interest rates impacting floor plan financing resulting in dealers taking a more conservative approach to inventory. Mike Dennison, CEO commented, “Clearly, 2023 was a tale of two halves with the first half of the year generally on plan and the back half of the year, especially after Labor Day, where SSG destocking as it relates to Bike and other macro headwinds grew significantly. While the second half of 2023 was challenging, I am pleased that we maintained our disciplined focus on innovation across the enterprise. PVG launched 141 SKUs, attaining a new high watermark, and is building a robust pipeline with even more launches planned in 2024. In SSG with respect to Bike, we have improved spec share while making significant developments in suspension and components, and in AAG we are poised to launch side-by-side upfits beginning in Q1. I am confident this race will be won by the innovator, and we are not letting off the accelerator.”
Gross margin was 31.7% in fiscal year 2023, a 150 basis point decrease, compared to a gross margin of 33.2% in the fiscal year 2022. The decrease in gross margin for the fiscal year 2023 was primarily driven by a shift in our product line mix and amortization of acquired inventory valuation markups, offset by increased efficiencies at our North American facilities. Adjusted gross margin, excluding the effects of amortization of acquired inventory valuation markup, organizational restructuring expenses, and strategic transformation costs, decreased 60 basis points to 32.8% from the same prior fiscal year period.
Total operating expenses were $304.7 million, or 20.8% of net sales, for the fiscal year 2023, compared to $284.6 million, or 17.8% of net sales in the fiscal year 2022. Operating expenses increased by $20.1 million primarily due to the inclusion of Custom Wheel House and Marucci operating expenses of $15.2 million and $6.1 million, respectively, amortization of additional acquired intangibles and operating expenses associated with facility expansion, partially offset by cost controls. Adjusted operating expenses were $268.1 million, or 18.3% of net sales in the fiscal year 2023, compared to $257.1 million, or 16.0% of net sales, in prior fiscal year.
Net income and net income margin in fiscal year 2023 were $120.8 million and 8.3%, respectively, compared to $205.3 million and 12.8%, respectively, in the prior fiscal year. Earnings per diluted share for fiscal year 2023 was $2.85, compared to $4.84 in fiscal year 2022. Adjusted net income in fiscal year 2023 was $167.5 million, or $3.95 of adjusted earnings per diluted share, compared to $232.7 million, or $5.49 of adjusted earnings per diluted share in prior fiscal year.
Adjusted EBITDA decreased to $261.0 million in fiscal year 2023, compared to $321.8 million in fiscal year 2022. Adjusted EBITDA margin decreased to 17.8% in fiscal year 2023, compared to 20.1% in fiscal year 2022. “Maintaining strong double digit adjusted EBITDA margins in the midst of economic uncertainty, UAW strike impact, and higher interest rate environment, demonstrates the strength of our brands, product diversification, and commitment to continuous improvement.” Mr. Dennison commented.
Reconciliations to non-GAAP measures are provided at the end of this press release.

Balance Sheet Highlights
As of December 29, 2023, the Company had cash and cash equivalents of $83.6 million, compared to $145.3 million as of December 30, 2022. Inventory was $371.8 million as of December 29, 2023, compared to $350.6 million as of December 30, 2022. As of December 29, 2023, accounts receivable and accounts payable were $171.1 million and $104.2 million, respectively, compared to $200.4 million and $131.2 million, respectively, as of December 30, 2022. Prepaids and other current assets were $141.5 million as of December 29, 2023, compared to $101.4 million as of December 30, 2022. The decrease in cash and cash equivalents was primarily due to debt payments and share repurchases. Inventory increased by $21.2 million driven by the inclusion of $13.5 million and $52.5 million of inventory from Custom Wheel House and Marucci, respectively, partially offset by the continuous improvement efforts to optimize inventory levels throughout the organization. The change in accounts receivable reflects a decrease in net sales and the timing of customer collections. The change in accounts payable reflects the timing of vendor payments. Total debt was $743.5 million as of December 29, 2023, compared to $200.0 million as of December 30, 2022. During fiscal 2023, the Company incurred additional debt of $400.0 million on the revolver and $393.3 million, net of issuance costs, on the incremental term A loan to support its working capital and the acquisitions of Custom Wheel House and Marucci. The Company was able to pay down $230.0 million of the revolver borrowings and prepay $20.0 million on the incremental term A loan.
Fiscal 2024 Guidance
For the first quarter of fiscal 2024, the Company expects net sales in the range of $315.0 million to $350.0 million and adjusted earnings per diluted share in the range of $0.17 to $0.27.
For the fiscal year 2024, the Company expects net sales in the range of $1.53 billion to $1.68 billion, adjusted earnings per diluted share in the range of $2.30 to $2.60, and a full year effective tax rate in the range of 15% to 18%.
Given our robust pipeline of innovative products, industry leading market share and best in class brands, we believe our product roadmap supports our 2025 vision of $2.0 billion in sales. However, our vision of $2.0 billion in sales and 25% Adjusted EBITDA margin will depend on several factors including uncertainties on volume, and product mix since we are largely tied to OEMs, the larger macro environment including interest rates, and our exit rate in Q4 of this year.
Adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and strategic transformation costs. A quantitative reconciliation of adjusted earnings per diluted share for the first quarter and full fiscal year 2024 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 225-9448, and international listeners may dial (203) 518-9708; the conference ID is FOXFQ423 or 36937423. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company’s website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. is a global leader in the design and manufacturing of premium products that deliver championship-level performance for specialty sports and on and off-road vehicles. Its portfolio of brands, like FOX, Marucci, Method Race Wheels and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension, and components to leading powered vehicle and bicycle original equipment manufacturers (“OEMs”). The company acquires complementary businesses to integrate engineering and manufacturing expertise to reach beyond its core shock and suspension segment, diversifying its product offerings and increasing its market potential. It also provides products in the aftermarket through its global network of retailers and distributors and through direct-to-consumer channels.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release certain non-GAAP financial measures consisting of “adjusted gross profit,” “adjusted gross margin,” “adjusted operating expense,” “adjusted operating margin”, “adjusted net income,” “adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines adjusted gross profit as gross profit adjusted for certain strategic transformation costs, non-recurring property tax assessment, and the amortization of acquired inventory valuation markups. Adjusted gross margin is defined as adjusted gross profit divided by net sales. FOX defines adjusted operating expense as operating expense adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, and acquisition and integration-related expenses. FOX defines adjusted operating margin as adjusted operating expense divided by net sales. FOX defines adjusted net income as net income adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and strategic transformation costs, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Adjusted earnings per diluted share is defined as adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, litigation and settlement related expenses, organizational restructuring expenses, non-recurring property tax assessments, acquisition and integration-related expenses and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to better understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating the non-GAAP financial measures consisting of adjusted gross profit, adjusted operating expense, adjusted net income and adjusted EBITDA (and accordingly, adjusted gross margin, adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate adjusted gross profit, adjusted gross margin, adjusted operating expense, adjusted operating margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	December 29, 2023	December 30, 2022

Assets
Current assets:
Cash and cash equivalents	$83,642	$145,250
Accounts receivable (net of allowances of $1,158 and $443 at December 29, 2023 and December 30, 2022, respectively)	171,060	200,440
Inventory	371,841	350,620
Prepaids and other current assets	141,512	101,364
Total current assets	768,055	797,674
Property, plant and equipment, net	237,192	202,215
Lease right-of-use assets	84,317	48,096
Deferred tax assets	21,297	57,339
Goodwill	636,565	323,978
Trademarks and brands, net	275,480	64,214
Customer and distributor relationships, net	182,731	109,887
Core technologies, net	25,136	4,879
Other assets	11,525	10,054
Total assets	$2,242,298	$1,618,336
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$104,150	$131,160
Accrued expenses	103,400	127,729
Total current liabilities	207,550	258,889
Line of credit	370,000	200,000
Long-term debt, less current portion	373,528	—
Other liabilities	69,459	38,061
Total liabilities	1,020,537	496,950
Redeemable non-controlling interest	—	—
Stockholders’ equity
Preferred stock, $0.001 par value — 0 authorized and no shares issued or outstanding as of December 29, 2023 and December 30, 2022	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,844 shares issued and 41,954 outstanding as of December 29, 2023; 43,160 shares issued and 42,270 outstanding as of December 30, 2022	42	42
Additional paid-in capital	348,346	356,239
Treasury stock, at cost; 890 common shares as of December 29, 2023 and December 30, 2022	(13,754)	(13,754)
Accumulated other comprehensive income	9,041	14,782
Retained earnings	878,086	764,077
Total stockholders’ equity	1,221,761	1,121,386
Total liabilities and stockholders’ equity	$2,242,298	$1,618,336

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net sales	$332,495	$408,641	$1,464,178	$1,602,491
Cost of sales	240,234	277,769	999,366	1,071,148
Gross profit	92,261	130,872	464,812	531,343
Operating expenses:
General and administrative	34,890	32,921	124,582	116,103
Sales and marketing	25,787	20,529	100,451	90,801
Research and development	13,805	15,394	53,179	56,205
Amortization of purchased intangibles	6,527	5,323	26,509	21,537
Total operating expenses	81,009	74,167	304,721	284,646
Income from operations	11,252	56,705	160,091	246,697
Interest expense	7,915	2,598	19,320	8,939
Other expense, net	2,426	927	2,108	3,994
Income before income taxes	911	53,180	138,663	233,764
(Benefit) provision for income taxes	(3,140)	221	17,817	28,486
Net income	$4,051	$52,959	$120,846	$205,278
Earnings per share:
Basic	$0.10	$1.25	$2.86	$4.86
Diluted	$0.10	$1.25	$2.85	$4.84
Weighted-average shares used to compute earnings per share:
Basic	42,169	42,284	42,305	42,232
Diluted	42,242	42,417	42,432	42,384

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the twelve months ended
	December 29, 2023	December 30, 2022
OPERATING ACTIVITIES:
Net income	$120,846	$205,278
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,603	49,242
Provision for inventory reserve	6,184	8,923
Stock-based compensation	16,465	16,351
Amortization of acquired inventory step-up	13,008	—
Amortization of loan fees	905	1,086
Write off of unamortized loan origination fees	—	1,927
Amortization of deferred gains on prior swap settlements	(4,252)	(3,177)
(Gain) Loss on disposal of property and equipment	1,492	(1,740)
Deferred taxes	(7,867)	(18,445)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	64,527	(63,957)
Inventory	31,613	(87,460)
Income taxes	(19,094)	8,717
Prepaids and other assets	(38,180)	18,132
Accounts payable	(44,029)	40,493
Accrued expenses and other liabilities	(21,478)	11,724
Net cash provided by operating activities	178,743	187,094
INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash acquired	(701,112)	(714)
Acquisition of other assets, net of cash acquired	(2,432)	(3,500)
Purchases of property and equipment	(46,852)	(43,701)
Proceeds from sale of property and equipment	—	3,180
Net cash used in investing activities	(750,396)	(44,735)
FINANCING ACTIVITIES:
Proceeds from line of credit	400,000	602,356
Payments on line of credit	(230,000)	(404,336)
Proceeds from issuance of debt, net of origination fees	393,528	—
Repayment of term debt	—	(382,500)
Prepayment of term debt	(20,000)	—
Purchase and retirement of common stock	(25,000)	—
Installment on purchase of non-controlling interest	—	(2,700)
Repurchases from stock compensation program, net	(6,195)	(4,231)
Deferred debt issuance costs	(3,354)	—
Proceeds from termination of swap agreement	—	12,270
Net cash provided by (used in) financing activities	508,979	(179,141)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,066	2,346
CHANGE IN CASH AND CASH EQUIVALENTS	(61,608)	(34,436)
CASH AND CASH EQUIVALENTS—Beginning of period	145,250	179,686
CASH AND CASH EQUIVALENTS—End of period	$83,642	$145,250

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following table provides a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (a non-GAAP measure), and the calculation of adjusted earnings per share (a non-GAAP measure) for the three and twelve months ended December 29, 2023 and December 30, 2022. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net income	$4,051	$52,959	$120,846	$205,278
Amortization of purchased intangibles	6,527	5,323	26,509	21,537
Litigation and settlement-related expenses	433	2,626	2,724	4,222
Other acquisition and integration-related expenses (1)	7,494	112	19,214	1,824
Organizational restructuring expenses (2)	2,178	—	4,027	—
Loss on fixed asset disposals related to organizational restructure	1,027	—	1,027	—
Strategic transformation costs (3)	—	—	—	2,769
Non-recurring property tax assessment (4)	—	—	—	841
Tax impacts of reconciling items above (5)	(1,421)	(180)	(6,874)	(3,801)
Adjusted net income	$20,289	$60,840	$167,473	$232,670

Adjusted EPS
Basic	$0.48	$1.44	$3.96	$5.51
Diluted	$0.48	$1.43	$3.95	$5.49

Weighted average shares used to compute adjusted EPS
Basic	42,169	42,284	42,305	42,232
Diluted	42,242	42,417	42,432	42,384
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Acquisition related costs and expenses	$4,389	$112	$6,206	$1,824
Finished goods inventory valuation adjustment	3,105	—	13,008	—
Other acquisition and integration-related expenses	$7,494	$112	$19,214	$1,824

(2) Represents expenses associated with various restructuring initiatives, including the reduction of our Specialty Sports Group workforce. For the three and twelve month periods ended December 29, 2023, $1,016 and $2,865 is classified as cost of sales, and $1,162 is classified as operating expense, respectively.
(3) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(4) Represents amounts paid for a non-recurring property tax assessment.
(5) Tax impact calculated based on the respective year-to-date effective tax rate.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
NET INCOME MARGIN TO ADJUSTED EBITDA MARGIN RECONCILIATION
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and a reconciliation of net income margin to adjusted EBITDA margin (a non-GAAP measure) for the three and twelve months ended December 29, 2023 and December 30, 2022. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net income	$4,051	$52,959	$120,846	$205,278
(Benefit) provision for income taxes	(3,140)	221	17,817	28,486
Depreciation and amortization	15,083	12,428	58,603	49,241
Non-cash stock-based compensation	2,423	4,972	16,465	16,351
Litigation and settlement-related expenses	433	2,626	2,724	4,222
Other acquisition and integration-related expenses (1)	7,494	112	19,214	1,710
Organizational restructuring expenses (2)	2,104	—	3,952	—
Loss on fixed asset disposals related to organizational restructure	1,027	—	1,027	—
Strategic transformation costs (3)	—	—	—	2,769
Non-recurring property tax assessment (4)	—	—	—	841
Interest and other expense, net	9,313	3,525	20,400	12,933
Adjusted EBITDA	$38,788	$76,843	$261,048	$321,831

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net income margin	1.2%	13.0%	8.3%	12.8%
(Benefit) provision for income taxes	(0.9)	0.1	1.2	1.8
Depreciation and amortization	4.5	3.0	4.0	3.1
Non-cash stock-based compensation	0.7	1.2	1.1	1.0
Litigation and settlement-related expenses	0.1	0.6	0.2	0.3
Other acquisition and integration-related expenses (1)	2.3	—	1.3	0.1
Loss on fixed asset disposals related to organizational restructure	0.3	—	0.1	—
Organizational restructuring expenses (2)	0.6	—	0.3	—
Strategic transformation costs (3)	—	—	—	0.2
Non-recurring property tax assessment (4)	—	—	—	0.1
Interest and other expense, net	2.8	0.9	1.4	0.8
Adjusted EBITDA Margin	11.7%	18.8%	17.8%	20.1%
*Percentages may not foot due to rounding.

(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $114 in stock-based compensation for the twelve months ended December 30, 2022, and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Acquisition related costs and expenses	$4,389	$112	$6,206	$1,710
Finished goods inventory valuation adjustment	3,105	—	13,008	—
Other acquisition and integration-related expenses	$7,494	$112	$19,214	$1,710
(2) Represents expenses associated with various restructuring initiatives, such as the reduction of our Specialty Sports Group workforce, excluding $75 in stock-based compensation for the three and twelve month periods ended December 29, 2023. For the three and twelve month periods ended December 29, 2023, $1,016 and $2,865 is classified as cost of sales, and $1,087 is classified as operating expense, respectively.
(3) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(4) Represents amounts paid for a non-recurring property tax assessment.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND ADJUSTED GROSS MARGIN
(in thousands)
(unaudited)
The following table provides a reconciliation of gross profit to adjusted gross profit (a non-GAAP measure) for the three and twelve months ended December 29, 2023 and December 30, 2022, and the calculation of gross margin and adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net sales	$332,495	$408,641	$1,464,178	$1,602,491

Gross Profit	$92,261	$130,872	$464,812	$531,343
Strategic transformation costs (1)	—	—	—	2,769
Non-recurring property tax assessment (2)	—	—	—	841
Amortization of acquired inventory valuation markup	3,105	—	13,008	—
Organizational restructuring expenses (3)	1,016	—	2,865	—
Adjusted Gross Profit	$96,382	$130,872	$480,685	$534,953

Gross Margin	27.7%	32.0%	31.7%	33.2%

Adjusted Gross Margin	29.0%	32.0%	32.8%	33.4%
(1) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(2) Represents amounts paid for a non-recurring property tax assessment.
(3) Represents expenses associated with various restructuring initiatives, such as the reduction of our Specialty Sports Group workforce.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO ADJUSTED OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF ADJUSTED OPERATING MARGIN
(in thousands)
(unaudited)
The following tables provide a reconciliation of operating expense to adjusted operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of net sales and adjusted operating expense as a percentage of net sales (a non-GAAP measure), for the three and twelve months ended December 29, 2023 and December 30, 2022. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net sales	$332,495	$408,641	$1,464,178	$1,602,491

Operating Expense	$81,009	$74,167	$304,721	$284,646
Amortization of purchased intangibles	(6,527)	(5,323)	(26,509)	(21,537)
Litigation and settlement-related expenses	(433)	(2,626)	(2,724)	(4,222)
Other acquisition and integration-related expenses (1)	(4,389)	(112)	(6,206)	(1,824)
Organizational restructuring expenses (2)	(1,162)	—	(1,162)	—
Adjusted operating expense	$68,498	$66,106	$268,120	$257,063

Operating margin	24.4%	18.1%	20.8%	17.8%

Adjusted operating margin	20.6%	16.2%	18.3%	16.0%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.
(2) Represents expenses associated with various restructuring initiatives, such as the reduction of our Specialty Sports Group workforce.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements with regard to expectations related to the acquisition of Marucci and the future performance of Fox and Marucci, as well as statements about the impact of the global outbreak of COVID-19 on the Company’s business and operations; the Company’s expected demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s expectation regarding its operating results and future growth prospects; the Company’s expected future sales and future adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business including, but not limited to, the possibility that the expected synergies and value creation from the Marucci acquisition will not be realized, or will not be realized within the expected time period; the Company’s ability to maintain its suppliers for materials, product parts and vehicle chassis without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics product as well as the Company’s other products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; the impact of change in China-Taiwan relations on our business, our operations or our supply chain, the impact of the Russian invasion of Ukraine or rising tension in the Middle East on the global economy, energy supplies and raw materials; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate increases in response thereto; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended December 30, 2022 and filed with the Securities and Exchange Commission on February 23, 2023, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
CONTACT:
Fox Factory Holding Corp.
Vivek Bhakuni
Sr. Director of Investor Relations and Business Development
706-471-5241
vbhakuni@ridefox.com